Prospectus Supplement
Filed Pursuant to Rule 424(b)(2)
File No. 333-165822
PROSPECTUS SUPPLEMENT
(to Prospectus dated April 21, 2010)
1,520,001 Shares
WORLD ENERGY SOLUTIONS, INC.
COMMON STOCK
This prospectus supplement relates to the offering of 1,520,001 shares of our common stock. This prospectus supplement also relates to the issuance and sale of up to 1,520,001 shares of our common stock through our placement agent, Stonegate Securities, Inc. Our common stock is listed on the NASDAQ Capital Market under the symbol “XWES.” On April 4, 2011, the last reported sale price for our common stock on the NASDAQ Capital Market was $4.09 per share.
We are offering these shares of common stock to certain institutional investors. We have retained Stonegate Securities as the placement agent in connection with this offering. The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement. We have agreed to pay Stonegate Securities the placement agent fees set forth in the table below.
The commission we will pay to Stonegate Securities for sales of common stock sold pursuant to this prospectus supplement will be the lesser of five percent of the gross proceeds from the sale of our common stock, or $100,000. The fee shall be paid immediately upon the closing of each sale of common stock by the Company. The net proceeds that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price for such shares. If all 1,520,001 shares of common stock were sold at the price of offering of $3.60 per share, we would receive $5,472,004 in gross proceeds, or $5,372,004 in aggregate net proceeds assuming a sales agent fee of $100,000. The actual proceeds to us will vary.
As of April 4, 2011, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $19,397,189, based on 9,229,446 shares of outstanding common stock, of which approximately 4,742,589 shares were held by non-affiliates, and a per share price of $4.09 based on the closing sale price of our common stock as reported by the NASDAQ Capital Market on such date. Other than the securities described in this Prospectus Supplement, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior twelve calendar month period that ends on and includes the date of this prospectus supplement.
Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-4 of this Prospectus Supplement.

	Per Share	Total
Minimum offering price	$3.60	$5,472,004
Placement agent commissions (1)	$0.07	$100,000
Proceeds, before expenses, to us	$3.53	$5,372,004

(1)  We have also agreed to reimburse Stonegate Securities’ legal fees and other reasonable out-of-pocket expenses, limited to the lesser of three percent of gross proceeds from the sale of our common stock or $20,000.
The date of this Prospectus Supplement is April 8, 2011

Prospectus Supplement
Prospectus
In this prospectus supplement and the accompanying prospectus, unless otherwise indicated, the terms World Energy, “we,” “us,” “our,” and similar terms refer to World Energy Solutions, Inc. and its subsidiaries on a consolidated basis.

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that was declared effective by the Securities and Exchange Commission on April 21, 2010. This prospectus supplement describes the specific details regarding this offering, including the amount of common stock being offered and the risks of investing in our common stock. The accompanying prospectus provides more general information, some of which may not apply to our common stock. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the section entitled “Where You Can Find More Information.”
If information contained in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY
This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors,” and our consolidated financial statements and the related notes and other documents incorporated by reference in the accompanying prospectus.
OUR COMPANY
World Energy Solutions, Inc. (“World Energy” or the “Company”) is an energy management services company that applies a combination of people, process and technology to take the complexity out of energy management and turn it into bottom line impact for the businesses, institutions and governments that we serve. We believe that energy costs can be expressed in a simple equation E=P*Q-i. Energy costs are a function of commodity price times quantity used minus any incentives realized. We help customers optimize this equation by applying the Seven Levers of Energy Management™ — Planning, Sourcing, Risk Management, Efficiency, Sustainability, Incentives and Monitoring.
These Seven Levers are supported by state of the art technology developed or licensed by the Company. We have developed three online auction platforms, the World Energy Exchange®, the World Green Exchange® and, most recently, the World DR Exchange™. On the World Energy Exchange®, retail energy consumers (commercial, industrial and governmental) and wholesale energy participants (utilities, electricity retailers, and intermediaries) in North America (listers) are able to negotiate for the purchase or sale of electricity, natural gas and renewable energy resources from competing energy suppliers (bidders) which have agreed to participate on our auction platform. The World Energy Exchange® is supplemented with information about market rules, pricing trends, energy consumer usage and load profiles. Our energy management staff uses this platform to conduct auctions, analyze results, guide energy consumers through contracting, and track their contracts, sites, accounts and usage history. The team also uses the exchange’s sophisticated monitoring, triggering and messaging tools to develop, support and implement comprehensive risk management strategies for our more sophisticated clients.
Our registered and principal office is located at 446 Main Street, Worcester, Massachusetts 01608, United States of America, and our telephone number is (508) 459-8100. Our website is www.worldenergy.com. Information on our website is not part of this prospectus supplement.

THE OFFERING

Common stock offered by World Energy Solutions, Inc.	Up to 1,520,001 shares of our common stock.

Common stock to be outstanding after this offering	Up to 10,749,447 shares, based on 9,229,446 shares issued and outstanding as of April 4, 2011.

Use of proceeds	We intend to use the proceeds from the sale of securities offered by this prospectus supplement for strategic initiatives, including investments and acquisitions in the energy management space.

Risk factors	See the “Risk Factors” section of this prospectus supplement for factors to consider before deciding to purchase our securities.

Stock symbols	Our common stock is traded on the NASDAQ Capital Market under the symbol “XWES.” Effective at the close of trading on December 31, 2010, we voluntarily delisted from the Toronto Stock Exchange (“TSX”).

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus supplement before deciding to invest in our securities. If any of the following risks or uncertainties actually occur, our business, prospects, financial condition and operating results would likely suffer, possibly materially. In that event, the market price of our common stock or other securities could decline and you could lose all or part of your investment.
Risks Related to Our Business
We have limited operating experience and a history of operating losses, which may make it difficult for you to evaluate our business and prospects.
We have a limited operating history upon which you can evaluate our business and prospects. We began assisting in energy transactions in 2001 and introduced our current auction model in April of that same year. Further, we have a history of losses and at December 31, 2010, we had an accumulated deficit of approximately $22.1 million. You must consider our business, financial history and prospects in light of the risks and difficulties we face as an early stage company with a limited operating history.
A prolonged recession, instability in the financial markets, and insufficient financial sector liquidity, could negatively impact our business.
The consequences of a prolonged recession could include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets. A lower level of economic activity could result in a decline in energy consumption, and further weakened commodity markets, which could adversely affect our revenues and future growth. Economic downturns or periods of high energy supply costs typically lead to reductions in energy consumption and increased conservation measures. During 2009, we experienced a gradual decline in electricity usage which had a negative impact on our revenue. During 2010 electricity usage, while still slightly down, generally improved and had a minimal impact on our results. A lag in a subsequent recovery could continue to have an adverse effect on our results of operations, cash flows or financial position. Instability in the financial markets as a result of recession or otherwise, as well as insufficient financial sector liquidity, also could affect the cost of capital and both bidders and our ability to raise capital.
Our business is heavily influenced by how much regulated utility prices for energy are above or below competitive market prices for energy and, accordingly, any changes in regulated prices or cyclicality or volatility in competitive market prices heavily impacts our business.
When energy prices increase in competitive markets above the price levels of the regulated utilities, energy consumers are less likely to lock-in to higher fixed price contracts in the competitive markets and so they are less likely to use our auction platform. Accordingly, reductions in regulated energy prices can negatively impact our business. Any such reductions in regulated energy prices over a large geographic area or over a long period of time would have a material adverse effect on our business, prospects, financial condition and results of operations. Similarly, cyclicality or volatility in competitive market prices that have the effect of driving those prices above the regulated utility prices will make our auction platform less useful to energy consumers and will negatively impact our business.
We currently derive a substantial amount of our revenue from the brokerage of electricity, and as a result our business is highly susceptible to factors affecting the electricity market over which we have no control.
We derived approximately 58% of our revenue during 2010 from the brokerage of electricity. Although our reliance on the brokerage of electricity has diminished as we implemented our strategy to expand brokerage into other markets, we believe that our revenue will continue to be highly dependent on the level of activity in the electricity market for the near future. Transaction volume in the electricity market is subject to a number of variables, such as consumption levels, pricing trends, availability of supply and other variables. We have no control over these variables, which are affected by geopolitical events such as war, threat of war, terrorism, civil unrest, political instability, environmental or climatic factors and general economic conditions. We are particularly vulnerable during periods when energy consumers perceive that electricity prices are at elevated levels since transaction volume is typically lower when prices are high relative to regulated utility prices. Accordingly, if electricity transaction volume declines sharply, our results will suffer.
Our success depends on the widespread adoption of purchasing electricity from competitive sources.
Our success depends in large part, on the willingness of CIG energy consumers to embrace competitive sources of supply, and on the ability of our energy suppliers to consistently source electricity at competitive rates. In most regions of North America, energy consumers have either no or relatively little experience purchasing electricity in a competitive environment. Although electricity consumers in deregulated regions have been switching from incumbent utilities to competitive sources, there can be no assurance that the trend will continue. In a majority of states and municipalities, including some areas which are technically “deregulated,” electricity is still provided by the incumbent local utility at subsidized rates or at rates that are too low to stimulate meaningful competition by other providers. In addition, extreme price volatility could delay or impede the widespread adoption of competitive markets. To the extent that competitive markets do not continue to develop rapidly, our prospects for growth will be constrained. Also, there can be no assurance that trends in government deregulation of energy will continue or will not be reversed. Increased regulation of energy would significantly damage our business.
Even if our auction brokerage model achieves widespread acceptance as the preferred means to transact energy and environmental products, we may be unsuccessful in competing against current and future competitors.
We expect that competition for online brokerage of energy and environmental products will intensify in the near future in response to expanding restructured energy markets that permit consumer choice of energy sources and as technological advances create incentives to develop more efficient and less costly energy procurement in regional and global markets. The barriers to entry into the online brokerage marketplace are relatively low, and we expect to face increased competition from traditional off-line energy brokers, other established participants in the energy industry, online services companies that can launch online auction services that are similar to ours and demand response and energy management service providers.
Many of our competitors and potential competitors have longer operating histories, better brand recognition and significantly greater financial resources than we do. The management of some of these competitors may have more experience in implementing their business plan and strategy and they may have pre-existing commercial or other relationships with large listers and/or bidders which would give them a competitive advantage. We expect that as competition in the online marketplace increases, brokerage commissions for the energy and environmental commodities industries will decline, which could have a negative impact on the level of brokerage fees we can charge per transaction and may reduce the relative attractiveness of our exchange services. We expect that our costs relating to marketing and human resources may increase as our competitors undertake marketing campaigns to enhance their brand names and to increase the volume of business conducted through their exchanges. We also expect many of our competitors to expend financial and other resources to improve their network and system infrastructure to compete more aggressively. Our inability to adequately address these and other competitive pressures would have a material adverse effect on our business, prospects, financial condition and results of operations.
If we are unable to rapidly implement some or all of our major strategic initiatives, our ability to improve our competitive position may be negatively impacted.
Our strategy is to improve our competitive position by implementing certain key strategic initiatives in advance of competitors, including the following:
•	leveraging new products such as demand response;

•	continue to develop channel partner relationships;

•	strengthen and expand long-term relationships with government agencies;

•	target other energy-related markets;

•	target utilities in order to broker energy-related products for them; and

•	make strategic acquisitions.
While we have made significant progress in pursuing these initiatives, we cannot assure you that we will be successful in executing against any of these key strategic initiatives, or that our time to market will be sooner than that of competitors. Some of these initiatives relate to new services or products for which there are no established markets, or in which we lack experience and expertise. If we are unable to continue to implement some or all of our key strategic initiatives in an effective and timely manner, our ability to improve our competitive position may be negatively impacted, which would have a material and adverse effect on our business and prospects.
Our costs will continue to increase as we expand our business and our revenue may not increase proportionately, resulting in operating losses in the future.
We have significantly increased our operating expenses as we expanded our brokerage capabilities to offer additional energy-related products, increased our sales and marketing efforts and developed our administrative organization. For the year ended December 31, 2010, we incurred a net loss of approximately $0.1 million. As we continue to expand our business, we may incur additional operating losses. In addition, our budgeted expense levels are based, in significant part, on our expectations as to future revenue and are largely fixed in the short term. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue which could compound those losses in any given fiscal period.
We may expand our business through the acquisition of other businesses and technologies which will present special risks.
We may expand our business in certain areas through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:
•	the need to incur additional indebtedness, issue stock or use cash in order to complete the acquisition;

•	difficulty integrating acquired technologies, operations and personnel with the existing business;

•	diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;

•	strain on managerial and operational resources as management tries to oversee larger operations;

•	the funding requirements for acquired companies may be significant;

•	exposure to unforeseen liabilities of acquired companies;

•	increased risk of costly and time-consuming litigation, including stockholder lawsuits; and

•	potential issuance of securities in connection with an acquisition with rights that are superior to the rights of our common stockholders, or which may have a dilutive effect on our common stockholders.
We may not be able to successfully address these problems. Our future operating results will depend to a significant degree on our ability to successfully integrate acquisitions and manage operations while also controlling expenses and cash burn.
We depend on the services of our senior executives and other key personnel, the loss of whom could negatively affect our business.
Our future performance will depend substantially on the continued services of our senior management and other key personnel, including our chief information officer, senior vice president of operations and our market directors. If any one or more of such persons leave their positions and we are unable to find suitable replacement personnel in a timely and cost efficient manner, our business may be disrupted and we may not be able to achieve our business objectives, including our ability to manage our growth and successfully implement our strategic initiatives. We do not have long-term employment agreements with any of our senior management or other key personnel, and we do not have a non-competition agreement with our current chief executive officer.

We must also continue to seek ways to retain and motivate all of our employees through various means, including through enhanced compensation packages. In addition, we will need to hire more employees as we continue to implement our key strategy of building on our market position and expanding our business. Competition for qualified personnel in the areas in which we compete remains intense and the pool of qualified candidates is limited. Our failure to attract, hire and retain qualified staff on a cost efficient basis would have a material adverse effect on our business, prospects, financial condition, results of operations and ability to successfully implement our growth strategies.
We do not have contracts for fixed volumes with the bidders who use our auction platform and we depend on a small number of key bidders, and the partial or complete loss of one or more of these bidders as a participant on our auction platform could undermine our ability to execute effective auctions.
We do not have contracts for fixed volumes with any of the bidders who use our auction platform. Two of these bidders represented 22% of our revenue and one of these bidders represented 15% of our revenue for the years ended December 31, 2010 and 2009, respectively. The loss of these or other significant bidders will negatively impact our operations, particularly in the absence of our ability to locate additional national bidders. We do not have agreements with any of these bidders preventing them from directly competing with us or utilizing competing services.
The online brokerage of energy and environmental commodities is a relatively new and emerging market and it is uncertain whether our auction model will gain widespread acceptance.
The emergence of competition in the energy and environmental commodities markets is a relatively recent development, and industry participants have not yet achieved consensus on how to most efficiently take advantage of the competitive environment. We believe that as the online energy brokerage industry matures, it is likely to become dominated by a relatively small number of competitors that can offer access to the largest number of competitive suppliers and consumers. Brokerage exchanges with the highest levels of transaction volume will likely be able to offer bidders lower transaction costs and offer listers better prices, which we believe will increasingly create competitive barriers for smaller online brokerage exchanges. For us to capitalize on our position as an early entrant into this line of business, we will need to generate widespread support for our auction platform and continue to rapidly expand the scale of our operations. Other online auction or non-auction strategies may prove to be more attractive to the industry than our auction model. If an alternative brokerage exchange model becomes widely accepted in the electricity industry and/or the environmental commodities brokerage industry we participate in, our business will be adversely affected.
We depend on a small number of key listers for a significant portion of our revenue, many of which are government entities that have no obligation to use our auction platform or continue their relationship with us, and the partial or complete loss of business of one or more of these consumers could negatively affect our business.
Our listers are comprised primarily of large businesses and government organizations. None of these listers represented at least 10% of our revenue for the year ended December 31, 2010 and one of these listers accounted for approximately 10% of our revenue for the year ended December 31, 2009. Our government contracts are typically for multiple years but are subject to government funding contingencies and cancellation for convenience clauses. Although our non-government contracts create a short-term exclusive relationship with the lister, typically this exclusivity relates only to the specific auction event and expires during the term of the energy contract. Accordingly, we do not have ongoing commitments from these listers to purchase any of their incremental energy or environmental commodity requirements utilizing our auction platform, and they are not prohibited from using competing brokerage services. The loss of any of these key listers will negatively impact our revenue, particularly in the absence of our ability to attract additional listers to use our service.

We depend on our channel partners to establish and develop certain of our relationships with listers and the loss of certain channel partners could result in the loss of certain key listers.
We rely on our channel partners to establish certain of our relationships with listers. Our ability to maintain our relationships with our channel partners will impact our operations and revenue. We depend on the financial viability of our channel partners and their success in procuring listers on our behalf. One of our channel partners was involved with identifying and qualifying listers which entered into contracts that accounted for 16% and 24% of our revenue for the years ended December 31, 2010 and 2009, respectively. Channel partners may be involved in various aspects of a deal including but not limited to lead identification, the selling process, project management, data gathering, contract negotiation, deal closing and post-auction account management. To the extent that a channel partner ceases to do business with us, or goes bankrupt, dissolves, or otherwise ceases to carry on business, we may lose access to that channel partner’s existing client base, in which case the volume of energy traded through the World Energy Exchange® will be adversely affected and our revenue will decline.
Our business depends heavily on information technology systems the interruption or unavailability of which could materially damage our operations.
The satisfactory performance, reliability and availability of our exchange, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain listers and bidders to our exchanges. Our efforts to mitigate systems risks may not be adequate and the risk of a system failure or interruption cannot be eliminated. Although we have never experienced an unscheduled interruption of service, any such interruption in our services may result in an immediate, and possibly substantial, loss of revenue and damage to our reputation.
Our business also depends upon the use of the Internet as a transactions medium. Therefore, we must remain current with Internet use and technology developments. Our current technological architecture may not effectively or efficiently support our changing business requirements.
Any substantial increase in service activities or transaction volume on our exchanges may require us to expand and upgrade our technology, transaction processing systems and network infrastructure. Although we continually monitor infrastructure performance and plan for scalability, there can be no assurance that we will be able to successfully do so, and any failure could have a material adverse effect on our business, results of operations and financial condition.
Breaches of online security could damage or disrupt our reputation and our ability to do business.
To succeed, online communications must provide a secure transmission of confidential information over public networks. Security measures that are implemented may not always prevent security breaches that could harm our business. Although, to our knowledge, we have never experienced a breach of online security, compromise of our security could harm our reputation, cause users to lose confidence in our security systems and to not source their energy and environmental commodities using our auction platform and also subject us to lawsuits, sanctions, fines and other penalties. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information, cause interruptions in our operations, damage our computers or those of our users, or otherwise damage our reputation and business. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches.
We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult and costly as our business expands.
We depend on third-party service and technology providers and any loss or break-down in those relationships could damage our operations significantly if we are unable to find alternative providers.
We depend on a number of third-party providers for web hosting, elements of our online auction system, data management and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. There can be no assurance that any of these providers will be able to continue to provide these services without interruption and in an efficient, cost-effective manner or that they will be able to adequately meet our needs as our transaction volume increases. An interruption in or the cessation of such third-party services and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results. There is also no assurance that any agreements that we have in place with such third-party providers will be renewed, or if renewed, renewed on favorable terms.
To the extent that we expand our operations into foreign markets, additional costs and risks associated with doing business internationally will apply.
It is possible that we will have international operations in the future. These operations may include the brokering of green credits in countries signatory to international treatises and the brokering of energy in other geographic markets where we believe the demand for our services may be strong. To the extent we enter geographic markets outside of the United States, our international operations will be subject to a number of risks and potential costs, including:
•	different regulatory requirements governing the energy marketplace;

•	difficulty in establishing, staffing and managing international operations;

•	regulatory regimes governing the Internet and auctioneering that may limit or prevent our operations in some jurisdictions;

•	different and more stringent data privacy laws;

•	differing intellectual property laws;

•	differing contract laws that prevent the enforceability of agreements between energy suppliers and energy consumers;

•	the imposition of special taxes, including local taxation of our fees or of transactions through our exchange;

•	strong local competitors;

•	currency fluctuations; and

•	political and economic instability.
Our failure to manage the risks associated with international operations could limit the future growth of our business and adversely affect our operating results. We may be required to make a substantial financial investment and expend significant management efforts in connection with any international expansion.
The application of taxes including sales taxes and other taxes could negatively affect our business.
The application of indirect taxes (such as sales and use tax, value added tax, goods and services tax, business tax, and gross receipt tax) to e-commerce businesses and our users is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the Internet and e-commerce. In many cases, it is not clear how the existing statutes apply to the Internet or e-commerce. In addition, some jurisdictions have implemented or may implement laws specifically addressing the Internet or some aspect of e-commerce. The application of existing or future laws could have adverse effects on our business.
Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce, and could diminish our opportunity to derive financial benefit from our activities. The United States federal government’s moratorium on states and other local authorities imposing access or discriminatory taxes on the Internet is effective through November 1, 2014. This moratorium, however, does not prohibit federal, state, or local authorities from collecting taxes on our income or generally from collecting taxes that are due under existing tax rules.
In conjunction with the Streamlined Sales Tax Project — an ongoing, multi-year effort by certain state and local governments to require collection and remittance of distant sales tax by out-of-state sellers — bills have been introduced in the U.S. Congress to overturn the Supreme Court’s Quill decision, which limits the ability of state governments to require sellers outside of their own state to collect and remit sales taxes on goods purchased by in-state residents. An overturning of the Quill decision would harm our users and our business.
The passage of new legislation and the imposition of additional tax requirements could increase the costs to bidders and listers using our auction platform and, accordingly, could harm our business. There have been, and will continue to be, ongoing costs associated with complying with the various indirect tax requirements in the numerous states, localities or countries in which we currently conduct or will conduct business.
U.S. federal or state legislative or regulatory reform of the current systems governing commodities or energy may affect our ability to conduct our business profitably.
We are currently not regulated as an energy provider, broker or commodities dealer. Changes to the laws or regulations governing activities related to commodities trading or energy procurement, supply, distribution or sale, or transacting in energy-related products or securities could adversely affect the profitability of our brokerage operations or even our ability to conduct auctions. Changes to the current regulatory framework could result in additional costs and expenses or prohibit certain of our current business activities or future business plans. We cannot predict the form any such legislation or rule making may take, the probability of passage, and the ultimate effect on us.
Risks Relating to Intellectual Property
We may be unable to adequately protect our intellectual property, which could harm us and affect our ability to compete effectively.
We have developed proprietary software, logos, brands, service names and web sites, including our proprietary auction platform. Although we have taken certain limited steps to protect our proprietary intellectual property (including consulting with outside patent and trademark counsel regarding protection of our intellectual property and implementing a program to protect our trade secrets), we have not applied for any patents with respect to our auction platform. We have registered the following trademarks in the United States and certain other countries: World Energy Solutions, World Green Exchange®, and World Energy Exchange® and filed applications for these trademarks in additional countries. We have also filed a trademark application for the mark, World DR Exchange™, in the United States. The steps we have taken to protect our intellectual property may be inadequate to deter misappropriation of our proprietary information or deter independent development of similar technologies by others. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees, despite the existence of confidentiality agreements and other contractual restrictions. If our intellectual property rights are not adequately protected, we may not be able to continue to commercialize our services. We may be unable to detect the unauthorized use of, or take adequate steps to enforce, our intellectual property rights. In addition, certain of our trade names may not be eligible for protection if, for example, they are generic or in use by another party. Accordingly, we may be unable to prevent competitors from using trade names that are confusingly similar or identical to ours.

Our auction platform, services, technologies or usage of trade names could infringe the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties, and/or prevent us from using technology that is essential to our business.
Although no third party has threatened or alleged that our auction platform, services, technologies or usage of trade names infringe their patents or other intellectual property rights, we cannot assure you that we do not infringe the patents or other intellectual property rights of third parties.
Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm to our reputation. Defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition, and operating results. If our business is successful, the possibility may increase that others will assert infringement claims against us.
We use intellectual property licensed from third parties in our operations. There is a risk that such licenses may be terminated, which could significantly disrupt our business. In such an event, we may be required to spend significant time and money to develop a non-infringing system or process or license intellectual property that does not infringe upon the rights of that other party or to obtain a license for the intellectual property from the owner. We may not be successful in that development or any such license may not be available on commercially acceptable terms, if at all. In addition, any litigation could be lengthy and costly and could adversely affect us even if we are successful in such litigation.
Our corporate name and certain of our trade names may not be eligible for protection if, for example, they are generic or in use by another party. We may be unable to prevent competitors from using trade names or corporate names that are confusingly similar or identical to ours. Until recently, a company that was organized under the laws of the State of Florida and whose shares were publicly traded under the symbol “WEGY” also operated under the name “World Energy Solutions, Inc.” Pursuant to a settlement agreement dated January 26, 2009 between us and WEGY, WEGY changed its legal name, ceased use of the phrase “World Energy Solutions”, and transferred the domain name “worldenergysolutionsinc.com” to us.
Risks Relating to Ownership of Our Common Stock
Because there is a limited trading history for our common stock and our stock trading volume is low historically, you may not be able to resell your shares at or above your purchase price.
We cannot predict the extent to which investors’ interests will provide an active trading market for our common stock or whether the market price of our common stock will be volatile. The following factors, many of which are outside of our control, could cause the market price of our common stock to decrease significantly from recent prices:
•	loss of any of the major listers or bidders using our auction platform;

•	departure of key personnel;

•	variations in our quarterly operating results;

•	announcements by our competitors of significant contracts, new transaction capabilities, enhancements, lower fees, acquisitions, distribution partnerships, joint ventures or capital commitments;

•	changes in governmental regulations and standards affecting the energy industry and our products, including implementation of additional regulations relating to consumer data privacy;

•	decreases in financial estimates by equity research analysts;

•	sales of common stock or other securities by us in the future; and

•	fluctuations in stock market prices and volumes.
In the past, securities class action litigation often has been initiated against a company following a period of volatility in the market price of the company’s securities. If class action litigation is initiated against us, we will incur substantial costs and our management’s attention will be diverted from our operations. All of these factors could cause the market price of our stock to decline, and you may lose some or all of your investment. Also due to the size of the market capitalization of our shares, the market for our common stock may be volatile and may not afford a high level of liquidity.
Our directors and executive officers have substantial control over us and could limit your ability to influence the outcome of key transactions, including changes of control.
As of December 31, 2010, our executive officers and directors and entities affiliated with them, beneficially own, in the aggregate, approximately 26% of our outstanding common stock. In particular, Richard Domaleski, our chief executive officer, beneficially owns approximately 20% of our outstanding common stock. Our executive officers, directors and affiliated entities, if acting together, would be able to control or influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other significant corporate transactions. These stockholders may have interests that differ from yours, and they may vote in a way with which you disagree and that may be adverse to your interests. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock.
Our corporate documents and Delaware law make a takeover of our company more difficult, we have a classified board of directors and certain provisions of our certificate of incorporation and by-laws require a super-majority vote to amend, all of which may prevent certain changes in control and limit the market price of our common stock.
Our charter and by-laws contain provisions that might enable our management to resist a takeover of our company. Our certificate of incorporation and by-laws establish a classified board of directors such that our directors serve staggered three-year terms and do not all stand for re-election every year. In addition, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting, and special meetings of the stockholders may only be called by the chairman of the Board, the Chief Executive Officer or our Board. Further, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of our shares of capital stock entitled to vote, and any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may only be filled by vote of a majority of our directors then in office. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. These provisions of our certificate of incorporation and by-laws, including those setting forth the classified board, require a super-majority vote of stockholders to amend. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

FORWARD-LOOKING STATEMENTS
This prospectus supplement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus supplement regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. The sections of this prospectus supplement entitled “Risk Factors,” as well as other sections of this prospectus supplement, discuss some of the factors that could contribute to these differences.
The forward-looking statements made in this prospectus supplement relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
USE OF PROCEEDS
We intend to use the proceeds from the sale of securities offered by this prospectus supplement for strategic initiatives, including investments and acquisitions in the energy management space.
PLAN OF DISTRIBUTION
We have entered into a placement agency agreement, dated March 23, 2011 with Stonegate Securities, Inc. Subject to the terms and conditions contained in the placement agency agreement, Stonegate has agreed to act as our exclusive placement agent in connection with the sale of up to an aggregate of $5,472,004 of shares of our common stock in this offering. The placement agent is not purchasing or selling any securities offered by this prospectus supplement and the accompanying prospectus, nor is the placement agent required to arrange for the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities being offered in this offering. We have entered into securities purchase agreements directly with investors in connection with this offering.
We currently anticipate that the closing of this offering will take place on or about April 11, 2011. On the closing date, the following will occur:
•	we will receive funds in the amount of the aggregate purchase price of the shares of common stock sold;

•	we will irrevocably instruct the transfer agent to deliver the shares of common stock to the investors; and

•	Stonegate Securities will receive the placement agent fees in accordance with the terms of the placement agency agreement.
We have agreed to pay the placement agent an aggregate fee of the lesser of five percent of the gross proceeds from the sale of the shares of common stock in this offering, or $100,000. We have also agreed to pay the placement agent for expenses incurred by it in connection with this offering equal to the lesser of three percent of the gross proceeds from the sale of the shares of common stock in this offering, or $20,000.

The estimated offering commissions payable by us is $100,000. In addition, we anticipate the aggregate fees and expenses of approximately $60,000.
The following table shows the per share and total commissions that we will pay to the placement agent in connection with the sale of the shares of common stock offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares of common stock offered hereby.

Per share placement agent commission fee	$0.07
Maximum total offering commission	$100,000
Stonegate Securities may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it might be deemed to be underwriting discounts or commissions under the Securities Act.
Under no circumstances will the fee, commission or discount received by the placement agent or any other member of FINRA or independent broker-dealer exceed eight percent (8%) of the gross proceeds to us in this offering or any other offering in the United States pursuant to this prospectus supplement and the accompanying prospectus.
We have agreed to indemnify the placement agent and certain other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement. We have also agreed to contribute to payments that the placement agent may be required to make in respect of such liabilities.
The placement agent has informed us that it will not engage in over allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.
The transfer agent for our common stock is Computershare, Inc.
Our common stock is listed on the NASDAQ Capital Market under the symbol “XWES.”
The purchase price per share of common stock was determined based on negotiations with the investors and discussions with the placement agent.
PART II
Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
Effective at the close of trading on December 31, 2010, we voluntarily delisted from the Toronto Stock Exchange (“TSX”). We continue to trade on the NASDAQ Capital Market under the symbol XWES.
EXPERTS
On April 16, 2010, UHY,LLC (“UHY”) our independent registered public accounting firm, declined to stand for re-election as our independent registered public accounting firm for the fiscal year ending December 31, 2010. UHY informed us that as of that date, its New England practice was acquired by Marcum LLP (“Marcum”). UHY audited our financial statements for the fiscal year ended December 31, 2009. The audit report of UHY on our financial statements for that year did not contain an adverse opinion, or a disclaimer of opinion, or qualification or modification as to any uncertainty, audit scope, or accounting principles.
During the fiscal year ended December 31, 2009 and subsequently to April 16, 2010, there were no disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to UHY’s satisfaction, would have caused UHY to make reference to the subject matter of the disagreement in connection with its audit reports nor were there any “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K). UHY has issued a letter dated April 27, 2010 addressed to the Securities and Exchange Commission stating that UHY agrees with the above statements.

Our audit committee accepted the change in accountants and engaged Marcum to serve as our independent registered public accounting firm. The date of such accountant’s engagement is April 16, 2010. Prior to such engagement, we had not consulted with Marcum with respect to: 1) the application of accounting principles to a specified transaction, either completed or proposed; 2) the type of audit opinion that might be rendered on our financial statements (where either a written report was provided to the Company or oral advice was provided that the new accountant concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue); or 3) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).
The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, as set forth in their report therein, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a Registration Statement on Form S-3 with the SEC under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus are part of the Registration Statement but the Registration Statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the Registration Statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the World Wide Web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus supplement and the accompanying prospectus, and any references to this web site or any other web site are inactive textual references only.
The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus supplement and the accompanying prospectus. Information that is incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and you should read it with the same care that you read this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus, and will be considered to be a part of this prospectus supplement and the accompanying prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus supplement and the accompanying prospectus:
(1)	Our Annual Report on Form 10-K for the year ended December 31, 2010, filed February 17, 2011;

(2)	Our Current Report on Form 8-K filed since December 31, 2010, including the Report filed March 22, 2011, and

(3)	Our Definitive Proxy Statement on Form 14A filed on April 5, 2011.
We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made between the date of this prospectus supplement and the termination of any offering of securities offered by this prospectus supplement or the accompanying prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.
You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, World Energy Solutions, Inc., 446 Main Street, Worcester, Massachusetts 01608, telephone (508) 459-8100. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

PROSPECTUS
$20,000,000
WORLD ENERGY SOLUTIONS, INC.
Common Stock
Preferred Stock
Warrants
Units
          We may, from time to time, offer and sell preferred stock, common stock or warrants, either separately or in units, in one or more offerings. The preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock. We will specify in the accompanying prospectus supplement more specific information about any such offering. The aggregate initial offering price of all securities sold under this prospectus will not exceed $20,000,000, including the U.S. dollar equivalent if the public offering of any such securities is denominated in one or more foreign currencies, foreign currency units or composite currencies.
          We may offer these securities independently or together in any combination for sale directly to investors or through underwriters, dealers or agents. We will set forth the names of any underwriters, dealers or agents and their compensation in the accompanying prospectus supplement.
          This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.
          Our common stock is traded on the NASDAQ Capital Market under the symbol “XWES” and on the Toronto Stock Exchange under the symbol “XWE”. On April 16, 2010, the closing sale price of the common stock on the NASDAQ Capital Market was $3.20 and on the Toronto Stock Exchange was C$3.34 per share, or approximately $3.34 in U.S. dollars. As of April 16, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $13.98 million, based on approximately 9.08 million shares of outstanding common stock, of which approximately 4.37 million shares were held by non-affiliates, and a per share price of $3.20 based on the closing sale price of our common stock as reported by The NASDAQ Capital Market on such date. As of the date of this prospectus, we have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior twelve calendar month period that ends on and includes the date of this prospectus. References to “dollars” or “$” in this prospectus are to U.S. dollars unless otherwise noted. You are urged to obtain current market quotations for the common stock.
          Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 21, 2010.

PROSPECTUS SUMMARY
          This summary highlights information contained elsewhere in this prospectus or incorporated by reference. This summary does not contain all of the information you should consider before buying shares of our common stock, preferred stock, warrants, or units or any combination of these securities. You should read the entire prospectus carefully, especially the risks of investing in our securities that we describe under “Risk Factors” and our consolidated financial statements appearing in our annual and periodic reports incorporated in this prospectus by reference, before deciding to invest in our securities. Unless the context requires otherwise, references to “World Energy,” “the company,” “we,” “our” and “us” refer to World Energy Solutions, Inc.
ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, issue and sell any combination of preferred stock, common stock or warrants, either separately or in units, in one or more offerings with a maximum aggregate offering price of $20,000,000, including the U.S. dollar equivalent if the public offering of any such securities is denominated in one or more foreign currencies, foreign currency units or composite currencies.
          This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.
RISK FACTORS
          Investing in our securities involves a high degree of risk. The prospectus supplement relating to a particular offering will contain a discussion of risks applicable to an investment in the securities offered. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.
ABOUT WORLD ENERGY SOLUTIONS, INC.
          World Energy is an energy and environmental commodities brokerage company that has developed two online auction platforms, the World Energy Exchange and the World Green Exchange. On the World Energy Exchange, retail energy consumers (commercial, industrial, and government, or CIG) and wholesale energy participants (utilities, electricity retailers and intermediaries) in the United States, or listers, are able to negotiate for the purchase or sale of electricity and other energy resources from competing energy suppliers, or bidders, which have agreed to participate on our auction platform. The World Energy Exchange is supplemented with information about market rules, pricing trends, energy consumer usage and load profiles. Our procurement staff uses this auction platform to conduct auctions, analyze results, guide energy consumers through contracting, and track their contracts, sites, accounts and usage history. Although our primary source of revenue is from brokering electricity and natural gas, we adapted our World Energy Exchange auction platform to accommodate the brokering of green power in 2003 (i.e., electricity generated by renewable resources), wholesale electricity in 2004 and certain other energy-related products in 2005. In 2007, we created the World Green Exchange based on the World Energy Exchange technology and business process. On the World Green Exchange, bidders and listers negotiate for the purchase or sale of environmental commodities such as Renewable Energy Certificates, Verified Emissions Reductions, Certified Emissions Reductions and Regional Greenhouse Gas Initiative (RGGI) allowances.
          On November 16, 2006, we completed our initial public offering of common stock for the sale of 2,300,000 shares of common stock (as adjusted for the one-for-ten reverse stock split described below) resulting in net proceeds to the Company of approximately $17.5 million (net of offering costs of approximately $3.6 million).

          On June 1, 2007, we acquired substantially all of the assets of EG Partners, LLC, formerly known as EnergyGateway LLC (EnergyGateway), for $4,951,758 in cash and 537,500 of our common stock (adjusted for the one-for-ten reverse split) plus the assumption of certain liabilities.
          On March 27, 2009 we filed a previously approved Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware to (i) effect a reverse stock split of our outstanding common stock at a ratio of one-for-ten; and (ii) decrease the number of authorized shares of our common stock from 150,000,000 to 15,000,000. As a result of the reverse stock split, the issued and outstanding shares of common stock were reduced on a basis of one share for every ten shares outstanding. All of our stock related information including issued and outstanding common stock, stock options, warrants to purchase common stock and restricted stock and loss per share for all periods presented have been restated to reflect the reverse stock split.
          On October 30, 2009, we entered into an agreement with Bond Capital, Ltd., or Bond, a strategic partner of ours, for the purchase of up to $2.5 million of our common stock. Pursuant to the agreement, a purchasing entity, an affiliate of Bond, acquired $1.0 million of our common stock at $2.97 per share on November 6, 2009. We agreed to offer an additional $1.5 million in common stock on the same terms to Bond or its designee, with the price to be determined at the time of investment, through January 15, 2010. Subsequent to December 31, 2009, affiliates of Bond purchased an additional $400,000 of our common stock at an average price of $2.63 per share bringing the net amount raised under the financing agreement to $1.3 million.
          Our registered and principal office is located at 446 Main Street, Worcester, Massachusetts 01608, United States of America, and our telephone number is (508) 459-8100. Our website is located at www.worldenergy.com. Information on our website is not part of this prospectus.

RISK FACTORS
          Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information included or incorporated by reference in this prospectus before deciding to invest in our securities. If any of the following risks or uncertainties actually occur, our business, prospects, financial condition and operating results would likely suffer, possibly materially. In that event, the market price of our common stock or other securities could decline and you could lose all or part of your investment.
Risks Related to Our Business
We have limited operating experience and a history of operating losses, and we may be subject to risks inherent in early stage companies, which may make it difficult for you to evaluate our business and prospects.
          We have a limited operating history upon which you can evaluate our business and prospects. We began assisting in energy transactions in 2001 and introduced our current auction model in April of that same year. Further, we have a history of losses and, at December 31, 2009, we had an accumulated deficit of approximately $22.0 million. We cannot provide any assurance that we will be profitable in any given period or at all. You must consider our business, financial history and prospects in light of the risks and difficulties we face as an early stage company with a limited operating history.
A prolonged recession, instability in the financial markets, and insufficient financial sector liquidity, could negatively impact our business.
          The consequences of a prolonged recession could include a lower level of economic activity and uncertainty regarding energy prices and the capital and commodity markets. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues and future growth. Economic downturns or periods of high energy supply costs typically lead to reductions in energy consumption and increased conservation measures. During 2009 we experienced a gradual decline in electricity usage which had a negative impact on our revenue. A lag in a subsequent recovery could continue to have an adverse effect on our results of operations, cash flows or financial position. Instability in the financial markets as a result of recession or otherwise, as well as insufficient financial sector liquidity, also could affect the cost of capital and both bidders and our ability to raise capital.
Our business is heavily influenced by how much regulated utility prices for energy are above or below competitive market prices for energy and, accordingly, any changes in regulated prices or cyclicality or volatility in competitive market prices heavily impacts our business.
          When energy prices increase in competitive markets above the price levels of the regulated utilities, energy consumers are less likely to lock-in to higher fixed price contracts in the competitive markets and so they are less likely to use our auction platform. Accordingly, reductions in regulated energy prices can negatively impact our business. Any such reductions in regulated energy prices over a large geographic area or over a long period of time would have a material adverse effect on our business, prospects, financial condition and results of operations. Similarly, cyclicality or volatility in competitive market prices that have the effect of driving those prices above the regulated utility prices will make our auction platform less useful to energy consumers and will negatively impact our business.
We currently derive a substantial amount of our revenue from the brokerage of electricity, and as a result our business is highly susceptible to factors affecting the electricity market over which we have no control.
          We derived approximately 56% of our revenue during 2009 from the brokerage of electricity. Although our reliance on the brokerage of electricity has diminished as we implemented our strategy to expand brokerage into other markets, we believe that our revenue will continue to be highly dependent on the level of activity in the electricity market for the near future. Transaction volume in the electricity market is subject to a number of variables, such as consumption levels, pricing trends, availability of supply and other variables. We have no control over these variables, which are affected by geopolitical events such as war, threat of war, terrorism, civil unrest, political instability, environmental or climatic factors and general economic conditions. We are particularly vulnerable during periods when energy consumers perceive that electricity prices are at elevated levels since transaction volume is typically lower when prices are high relative to regulated utility prices. Accordingly, if electricity transaction volume declines sharply, our results will suffer.

The online brokerage of energy and environmental commodities is a relatively new and emerging market and it is uncertain whether our auction model will gain widespread acceptance.
          The emergence of competition in the energy and environmental commodities markets is a relatively recent development, and industry participants have not yet achieved consensus on how to most efficiently take advantage of the competitive environment. We believe that as the online energy brokerage industry matures, it is likely to become dominated by a relatively small number of competitors that can offer access to the largest number of competitive suppliers and consumers. Brokerage exchanges with the highest levels of transaction volume will likely be able to offer bidders lower transaction costs and offer listers better prices, which we believe will increasingly create competitive barriers for smaller online brokerage exchanges. For us to capitalize on our position as an early entrant into this line of business, we will need to generate widespread support for our auction platform and continue to rapidly expand the scale of our operations. Other online auction or non-auction strategies may prove to be more attractive to the industry than our auction model. If an alternative brokerage exchange model becomes widely accepted in the electricity industry and/or the environmental commodities brokerage industry we participate in, our business will be adversely affected.
Our success depends on the widespread adoption of purchasing electricity from competitive sources.
          Our success will depend, in large part, on the willingness of CIG energy consumers to embrace competitive sources of supply, and on the ability of our energy suppliers to consistently source electricity at competitive rates. In most regions of North America, energy consumers have either no or relatively little experience purchasing electricity in a competitive environment. Although electricity consumers in deregulated regions have been switching from incumbent utilities to competitive sources, there can be no assurance that the trend will continue. In a majority of states and municipalities, including some areas which are technically “deregulated”, electricity is still provided by the incumbent local utility at subsidized rates or at rates that are too low to stimulate meaningful competition by other providers. In addition, extreme price volatility could delay or impede the widespread adoption of competitive markets. To the extent that competitive markets do not continue to develop rapidly our prospects for growth will be constrained. Also, there can be no assurance that trends in government deregulation of energy will continue or will not be reversed. Increased regulation of energy would significantly damage our business.
Even if our auction brokerage model achieves widespread acceptance as the preferred means to transact energy and environmental products, we may be unsuccessful in competing against current and future competitors.
          We expect that competition for online brokerage of energy and environmental products will intensify in the near future in response to expanding restructured energy markets that permit consumer choice of energy sources and as technological advances create incentives to develop more efficient and less costly energy procurement in regional and global markets. The barriers to entry into the online brokerage marketplace are relatively low, and we expect to face increased competition from traditional off-line energy brokers, other established participants in the energy industry, online services companies that can launch online auction services that are similar to ours and demand response providers.
          Many of our competitors and potential competitors have longer operating histories, better brand recognition and significantly greater financial resources than we do. The management of some of these competitors may have more experience in implementing their business plan and strategy and they may have pre-existing commercial or other relationships with large listers and/or bidders which would give them a competitive advantage. We expect that as competition in the online marketplace increases, brokerage commissions for the energy and environmental commodities industries will decline, which could have a negative impact on the level of brokerage fees we can charge per transaction and may reduce the relative attractiveness of our exchange services. We expect that our costs relating to marketing and human resources may increase as our competitors undertake marketing campaigns to enhance their brand names and to increase the volume of business conducted through their exchanges. We also expect many of our competitors to expend financial and other resources to improve their network and system infrastructure to compete more aggressively. Our inability to adequately address these and other competitive pressures would have a material adverse effect on our business, prospects, financial condition and results of operations.

If we are unable to rapidly implement some or all of our major strategic initiatives, our ability to improve our competitive position may be negatively impacted.
          Our strategy is to improve our competitive position by implementing certain key strategic initiatives in advance of competitors, including the following:

•	continue to develop channel partner relationships;
•	strengthen and expand long-term relationships with government agencies;
•	target other energy-related markets;
•	target utilities in order to broker energy-related products for them;
•	further develop a green credits auction platform;
•	make strategic acquisitions; and
•	grow our direct sales force.
          While we have made significant progress in pursuing these initiatives, we cannot assure you that we will be successful in executing against any of these key strategic initiatives, or that our time to market will be sooner than that of competitors. Some of these initiatives relate to new services or products for which there are no established markets, or in which we lack experience and expertise. If we are unable to continue to implement some or all of our key strategic initiatives in an effective and timely manner, our ability to improve our competitive position may be negatively impacted, which would have a material and adverse effect on our business and prospects.
Our costs will continue to increase as we expand our business and in the event that our revenue does not increase proportionately, we will generate significant operating losses in the future.
          We have significantly increased our operating expenses as we expanded our brokerage capabilities to offer additional energy-related products, increased our sales and marketing efforts and developed our administrative organization. We also are incurring increased costs as a result of being a publicly held company with shares listed on both the NASDAQ Capital Market and the Toronto Stock Exchange (TSX). As we continue to expand our business, we may incur additional operating losses. For the year ended December 31, 2009 we incurred a net loss of approximately $2.3 million, which was a direct result of these increased costs. In addition, our budgeted expense levels are based, in significant part, on our expectations as to future revenue and are largely fixed in the short term. As a result, we may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenue which could compound those losses in any given fiscal period.
We depend on the services of our senior executives and other key personnel, the loss of whom could negatively affect our business.
          Our future performance will depend substantially on the continued services of our senior management and other key personnel, including our chief information officer, senior vice president of operations and our market directors. If any one or more of such persons leave their positions and we are unable to find suitable replacement personnel in a timely and cost efficient manner, our business may be disrupted and we may not be able to achieve our business objectives, including our ability to manage our growth and successfully implement our strategic initiatives. We do not have long-term employment agreements with any of our senior management or other key personnel and we do not have a non-competition agreement with our current chief executive officer.
          We must also continue to seek ways to retain and motivate all of our employees through various means, including through enhanced compensation packages. In addition, we will need to hire more employees as we continue to implement our key strategy of building on our market position and expanding our business. Competition for qualified personnel in the areas in which we compete remains intense and the pool of qualified candidates is limited. Our failure to attract, hire and retain qualified staff on a cost efficient basis would have a material adverse effect on our business, prospects, financial condition, results of operations and ability to successfully implement our growth strategies.

We do not have contracts for fixed volumes with the bidders who use our auction platform and we depend on a small number of key bidders, and the partial or complete loss of one or more of these bidders as a participant on our auction platform could undermine our ability to execute effective auctions.
          We do not have contracts for fixed volumes with any of the bidders who use our auction platform. One of these bidders represented 15% and 22% of our revenue for the years ended December 31, 2009 and 2008, respectively. The loss of this or other significant bidders will negatively impact our operations, particularly in the absence of our ability to locate additional national bidders. We do not have agreements with any of these bidders preventing them from directly competing with us or utilizing competing services.
We depend on a small number of key listers for a significant portion of our revenue, many of which are government entities that have no obligation to use our auction platform or continue their relationship with us, and the partial or complete loss of business of one or more of these consumers could negatively affect our business.
          Our listers are comprised primarily of large businesses and government organizations. One of these listers represented 10% of our revenue for the year ended December 31, 2009, and two of these listers accounted for over 10% individually and 23% in the aggregate of our revenue for the year ended December 31, 2008. Our government contracts are typically for multiple years but are subject to government funding contingencies and cancellation for convenience clauses. Although our non-government contracts create a short-term exclusive relationship with the lister, typically this exclusivity relates only to the specific auction event and expires during the term of the energy contract. Accordingly, we do not have ongoing commitments from these listers to purchase any of their incremental energy or environmental commodity requirements utilizing our auction platform, and they are not prohibited from using competing brokerage services. The loss of any of these key listers will negatively impact our revenue, particularly in the absence of our ability to attract additional listers to use our service.
We depend on our channel partners to establish and develop certain of our relationships with listers and the loss of certain channel partners could result in the loss of certain key listers.
          We rely on our channel partners to establish certain of our relationships with listers. Our ability to maintain our relationships with our channel partners will impact our operations and revenue. We depend on the financial viability of our channel partners and their success in procuring listers on our behalf. One of our channel partners was involved with identifying and qualifying listers which entered into contracts that accounted for 24% and 32% of our revenue for the years ended December 31, 2009 and 2008, respectively. Channel partners may be involved in various aspects of a deal including but not limited to lead identification, the selling process, project management, data gathering, contract negotiation, deal closing and post-auction account management. To the extent that a channel partner ceases to do business with us, or goes bankrupt, dissolves, or otherwise ceases to carry on business, we may lose access to that channel partner’s existing client base, in which case the volume of energy traded through the World Energy Exchange will be adversely affected and our revenue will decline.
Our business depends heavily on information technology systems the interruption or unavailability of which could materially damage our operations.
          The satisfactory performance, reliability and availability of our exchange, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain listers and bidders to our exchanges. Our efforts to mitigate systems risks may not be adequate and the risk of a system failure or interruption cannot be eliminated. Although we have never experienced an unscheduled interruption of service, any such interruption in our services may result in an immediate, and possibly substantial, loss of revenue and damage to our reputation.
          Our business also depends upon the use of the Internet as a transactions medium. Therefore, we must remain current with Internet use and technology developments. Our current technological architecture may not effectively or efficiently support our changing business requirements.
          Any substantial increase in service activities or transaction volume on our exchanges may require us to expand and upgrade our technology, transaction processing systems and network infrastructure. There can be no assurance that we will be able to successfully do so, and any failure could have a material adverse effect on our business, results of operations and financial condition.

Breaches of online security could damage or disrupt our reputation and our ability to do business.
          To succeed, online communications must provide a secure transmission of confidential information over public networks. Security measures that are implemented may not always prevent security breaches that could harm our business. Although to our knowledge we have never experienced a breach of online security, compromise of our security could harm our reputation, cause users to lose confidence in our security systems and to not source their energy and environmental commodities using our auction platform and also subject us to lawsuits, sanctions, fines and other penalties. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information, cause interruptions in our operations, damage our computers or those of our users, or otherwise damage our reputation and business. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches.
          We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult and costly as our business expands.
We depend on third-party service and technology providers and any loss or break-down in those relationships could damage our operations significantly if we are unable to find alternative providers.
          We depend on a number of third-party providers for web hosting, elements of our online auction system, data management and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. There can be no assurance that any of these providers will be able to continue to provide these services without interruption and in an efficient, cost-effective manner or that they will be able to adequately meet our needs as our transaction volume increases. An interruption in or the cessation of such third-party services and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results. There is also no assurance that any agreements that we have in place with such third-party providers will be renewed, or if renewed, renewed on favorable terms.
To the extent that we expand our operations into foreign markets, additional costs and risks associated with doing business internationally will apply.
          It is possible that we will have international operations in the future. These operations may include the brokering of green credits in countries signatory to the Kyoto Protocol and the brokering of energy in other geographic markets where we believe the demand for our services may be strong. To the extent we enter geographic markets outside of the United States, our international operations will be subject to a number of risks and potential costs, including:

•	different regulatory requirements governing the energy marketplace;
•	difficulty in establishing, staffing and managing international operations;
•	regulatory regimes governing the Internet and auctioneering that may limit or prevent our operations in some jurisdictions;
•	different and more stringent data privacy laws;
•	differing intellectual property laws;
•	differing contract laws that prevent the enforceability of agreements between energy suppliers and energy consumers;
•	the imposition of special taxes, including local taxation of our fees or of transactions through our exchange;
•	strong local competitors;
•	currency fluctuations; and
•	political and economic instability.
          Our failure to manage the risks associated with international operations could limit the future growth of our business and adversely affect our operating results. We may be required to make a substantial financial investment and expend significant management efforts in connection with any international expansion.

The application of taxes including sales taxes and other taxes could negatively affect our business.
          The application of indirect taxes (such as sales and use tax, value added tax, goods and services tax, business tax, and gross receipt tax) to e-commerce businesses and our users is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the growth of the Internet and e-commerce. In many cases, it is not clear how existing statutes apply to the Internet or e-commerce. In addition, some jurisdictions have implemented or may implement laws specifically addressing the Internet or some aspect of e-commerce. The application of existing or future laws could have adverse effects on our business.
          Several proposals have been made at the United States state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of e-commerce, and could diminish our opportunity to derive financial benefit from our activities. The United States federal government’s moratorium on states and other local authorities imposing access or discriminatory taxes on the Internet, which was scheduled to expire on November 1, 2007, has been extended by seven years. This moratorium, however, does not prohibit federal, state, or local authorities from collecting taxes on our income or generally from collecting taxes that are due under existing tax rules.
          In conjunction with the Streamlined Sales Tax Project — an ongoing, multi-year effort by certain state and local governments to require collection and remittance of distant sales tax by out-of-state sellers — bills have been introduced in the U.S. Congress to overturn the Supreme Court’s Quill decision, which limits the ability of state governments to require sellers outside of their own state to collect and remit sales taxes on goods purchased by in-state residents. An overturning of the Quill decision would harm our users and our business.
          The passage of new legislation and the imposition of additional tax requirements could increase the costs to bidders and listers using our auction platform and, accordingly, could harm our business. There have been, and will continue to be, ongoing costs associated with complying with the various indirect tax requirements in the numerous states, localities or countries in which we currently conduct or will conduct business.
U.S. federal or state legislative or regulatory reform of the current systems governing commodities or energy may affect our ability to conduct our business profitably.
          We are currently not regulated as an energy provider, broker or commodities dealer. Changes to the laws or regulations governing activities related to commodities trading or energy procurement, supply, distribution or sale, or transacting in energy-related products or securities could adversely affect the profitability of our brokerage operations or even our ability to conduct auctions. Changes to the current regulatory framework could result in additional costs and expenses or prohibit certain of our current business activities or future business plans. We cannot predict the form any such legislation or rule making may take, the probability of passage, and the ultimate effect on us.
We may expand our business through the acquisition of other businesses and technologies which will present special risks.
          We may expand our business in certain areas through the acquisition of businesses, technologies, products and services from other businesses. Acquisitions involve a number of special problems, including:

•	the need to incur additional indebtedness, issue stock or use cash in order to complete the acquisition;
•	difficulty integrating acquired technologies, operations and personnel with the existing business;
•	diversion of management attention in connection with both negotiating the acquisitions and integrating the assets;
•	strain on managerial and operational resources as management tries to oversee larger operations;
•	the funding requirements for acquired companies may be significant;
•	exposure to unforeseen liabilities of acquired companies;
•	increased risk of costly and time-consuming litigation, including stockholder lawsuits; and
•	potential issuance of securities in connection with an acquisition with rights that are superior to the rights of our common stockholders, or which may have a dilutive effect on our common stockholders.
          We may not be able to successfully address these problems. Our future operating results will depend to a significant degree on our ability to successfully integrate acquisitions and manage operations while also controlling expenses and cash burn.

Risks Relating to Intellectual Property
We may be unable to adequately protect our intellectual property, which could harm us and affect our ability to compete effectively.
          We have developed proprietary software, logos, brands, service names and web sites, including our proprietary auction platform. Although we have taken certain limited steps to protect our proprietary intellectual property (including consulting with outside patent and trademark counsel regarding protection of our intellectual property and implementing a program to protect our trade secrets), we have not applied for any patents with respect to our auction platform. We have registered the following trademarks in the United States and certain other countries: World Energy Solutions, World Green Exchange, and World Energy Exchange, and we filed applications for these trademarks in additional countries. The steps we have taken to protect our intellectual property may be inadequate to deter misappropriation of our proprietary information or deter independent development of similar technologies by others. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees, despite the existence of confidentiality agreements and other contractual restrictions. If our intellectual property rights are not adequately protected, we may not be able to continue to commercialize our services. We may be unable to detect the unauthorized use of, or take adequate steps to enforce, our intellectual property rights. In addition, certain of our trade names may not be eligible for protection if, for example, they are generic or in use by another party. Accordingly, we may be unable to prevent competitors from using trade names that are confusingly similar or identical to ours.
Our auction platform, services, technologies or usage of trade names could infringe the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties, and/or prevent us from using technology that is essential to our business.
          Although no third party has threatened or alleged that our auction platform, services, technologies or usage of trade names infringe their patents or other intellectual property rights, we cannot assure you that we do not infringe the patents or other intellectual property rights of third parties.
          Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm to our reputation. Defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition, and operating results. If our business is successful, the possibility may increase that others will assert infringement claims against us.
          We use intellectual property licensed from third parties in our operations. There is a risk that such licenses may be terminated, which could significantly disrupt our business. In such an event, we may be required to spend significant time and money to develop a non-infringing system or process or license intellectual property that does not infringe upon the rights of that other party or to obtain a license for the intellectual property from the owner. We may not be successful in that development or any such license may not be available on commercially acceptable terms, if at all. In addition, any litigation could be lengthy and costly and could adversely affect us even if we are successful in such litigation.
          Our corporate name and certain of our trade names may not be eligible for protection if, for example, they are generic or in use by another party. We may be unable to prevent competitors from using trade names or corporate names that are confusingly similar or identical to ours. Until recently, a company organized under the laws of the State of Florida and whose shares are publicly traded under the symbol “WEGY” also operated under the name “World Energy Solutions, Inc.” According to its filings with the SEC, this other company changed its name to “World Energy Solutions” in November 2005, and is in the business of energy conservation technologies and environmental sustainability. This appears to be a different business than ours. On January 26, 2009, we entered into a settlement agreement with WEGY pursuant to which WEGY changed its legal name, ceased use of the phrase “World Energy Solutions”, and transferred the domain name “worldenergysolutionsinc.com” to us.

Risks Relating to Ownership of Our Common Stock
Because there is a limited trading history for our common stock and our stock price may be volatile, you may not be able to resell your shares at or above your purchase price.
          We cannot predict the extent to which investors’ interests will provide an active trading market for our common stock or whether the market price of our common stock will be volatile. The market for early stage Internet and technology stocks has been extremely volatile. The following factors, many of which are outside of our control, could cause the market price of our common stock to decrease significantly from recent prices:

•	loss of any of the major listers or bidders using our auction platform;
•	departure of key personnel;
•	variations in our quarterly operating results;
•	announcements by our competitors of significant contracts, new transaction capabilities, enhancements, lower fees, acquisitions, distribution partnerships, joint ventures or capital commitments;
•	changes in governmental regulations and standards affecting the energy industry and our products, including implementation of additional regulations relating to consumer data privacy;
•	decreases in financial estimates by equity research analysts;
•	sales of common stock or other securities by us in the future; and
•	fluctuations in stock market prices and volumes.
          In the past, securities class action litigation often has been initiated against a company following a period of volatility in the market price of the company’s securities. If class action litigation is initiated against us, we will incur substantial costs and our management’s attention will be diverted from our operations. All of these factors could cause the market price of our stock to decline, and you may lose some or all of your investment. Also due to the size of the market capitalization of our shares, the market for our common stock may be volatile and may not afford a high level of liquidity.
Future sales of our common stock by persons who were stockholders prior to our initial public offering or who required restricted securities that became available for public resale could cause our stock price to decline.
          A substantial portion of our stockholders prior to our initial public offering were subject to lock-up agreements with the underwriters that restricted their ability to transfer their stock for at least 365 days after the date of the offering. On November 30, 2007, these lock-up provisions expired and an additional 433,687 shares of our common stock became eligible for sale in the public market. In addition, in January 2007 we filed a registration statement with the SEC covering all of the shares subject to options outstanding, but not exercised, and all of the shares available for future issuance under our stock incentive plans. In November 2007, we filed a registration statement with the SEC covering all of the shares issued to the former owner of the EnergyGateway shares. The perception in the public market that our stockholders might sell shares of common stock could also depress the market price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities, and may cause you to lose part or all of your investment in our shares of common stock.
Our directors and executive officers have substantial control over us and could limit your ability to influence the outcome of key transactions, including changes of control.
          As of February 28, 2010 our executive officers and directors and entities affiliated with them, beneficially own, in the aggregate, approximately 27% of our outstanding common stock. In particular, Richard Domaleski, our chief executive officer, beneficially owns approximately 21% of our outstanding common stock. Our executive officers, directors and affiliated entities, if acting together, would be able to control or influence significantly all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other significant corporate transactions. These stockholders may have interests that differ from yours, and they may vote in a way with which you disagree and that may be adverse to your interests. The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock.

Our corporate documents and Delaware law make a takeover of our company more difficult, we have a classified board of directors and certain provisions of our amended and restated certificate of incorporation, as amended, and amended and restated by-laws require a super-majority vote to amend, all of which may prevent certain changes in control and limit the market price of our common stock.
          Our charter and by-laws contain provisions that might enable our management to resist a takeover of our company. Our amended and restated certificate of incorporation, as amended and amended and restated by-laws establish a classified board of directors such that our directors serve staggered three-year terms and do not all stand for re-election every year. In addition, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting, and special meetings of the stockholders may only be called by the chairman of the Board, the Chief Executive Officer or our Board. Further, our amended and restated certificate of incorporation, as amended provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of our shares of capital stock entitled to vote, and any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may only be filled by vote of a majority of our directors then in office. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. These provisions of our amended and restated certificate of incorporation, as amended and amended and restated by-laws, including those setting forth the classified board, require a super-majority vote of stockholders to amend. These provisions might discourage, delay or prevent a change in the control of our company or a change in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
          This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. The sections of this prospectus entitled “Risk Factors”, as well as other sections of this prospectus, discuss some of the factors that could contribute to these differences.
          The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
USE OF PROCEEDS
          Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. Pending the application of net proceeds, we expect to invest the net proceeds in interest-bearing securities.

DESCRIPTION OF CAPITAL STOCK
          The following description of our capital stock and provisions of our amended and restated certificate of incorporation, as amended and amended and restated by-laws are summaries and are qualified by reference to our amended and restated certificate of incorporation, as amended and amended and restated by-laws. Copies of these documents have been filed with the SEC as exhibits to our Registration Statement, of which this prospectus forms a part.
          Our authorized capital stock consists of 15,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated. Our Board may establish the rights and preferences of the preferred stock from time to time. As of March 2, 2010, there are 9,079,599 shares of common stock issued and outstanding (inclusive of 31,729 shares of unvested stock). As of March 2, 2010, there were 115 stockholders of record of our capital stock. Generally, the presence of holders of one-third in voting power of the shares of the capital stock issued and outstanding and entitled to vote at a given meeting, all as determined in accordance with our by-laws, constitutes a quorum.
Common Stock
          Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our Board, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
          Under the terms of our amended and restated certificate of incorporation, as amended, our Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
          The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible future acquisitions and other corporate purposes, will affect, and may adversely affect, the rights of holders of any common stock or preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the Board determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:
•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing changes in control or management.
          We have no present plans to issue any shares of preferred stock.
Options
          As of February 28, 2010, options to purchase an aggregate of 620,888 shares of common stock at a weighted average exercise price of $3.95 per share were outstanding.

Anti-Takeover Provisions of our amended and restated certificate of incorporation, as amended, and our amended and restated by-laws
          Our amended and restated certificate of incorporation, as amended and our amended and restated by-laws divide our Board into three classes with staggered three-year terms. In addition, our amended and restated certificate of incorporation, as amended provides that subject to the rights of holders of preferred stock issued after the date hereof, directors may be removed only for cause by the affirmative vote of the holders of 75% of our shares of capital stock entitled to vote. Under our amended and restated certificate of incorporation, as amended, any vacancy on our Board, including a vacancy resulting from an enlargement of our Board, may only be filled by vote of a majority of our directors then in office. The classification of our Board and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us.
          Our amended and restated certificate of incorporation, as amended and our amended and restated by-laws also provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our amended and restated certificate of incorporation, as amended and our amended and restated by-laws further provide that, except as otherwise required by law, special meetings of the stockholders may only be called by the chairman of the Board, the Chief Executive Officer or our Board. In addition, our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders’ meeting, and not by written consent.
          The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation, as amended and amended and restated by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.
Limitation of Liability and Indemnification
          Our amended and restated certificate of incorporation, as amended contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our amended and restated certificate of incorporation, as amended contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.
Transfer Agent and Registrar
          The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. (U.S.) and Computershare Investor Services Inc. (Canada).
Stock Exchanges
          Our common stock is listed on the NASDAQ Stock Exchange under the symbol “XWES” and on the Toronto Stock Exchange under the symbol “XWE.”
DESCRIPTION OF WARRANTS
          We may issue warrants for the purchase of preferred stock, common stock or any combination thereof. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.
          The applicable prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including, as applicable, the following:
•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, terms and number of shares of preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	the price at which each share of preferred stock or common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
          We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.
DESCRIPTION OF UNITS
          As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock or preferred stock, warrants or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:
•	the designation and terms of the units and the securities included in the units;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units;

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	any material United States federal income tax consequences; and

•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.
PLAN OF DISTRIBUTION
          We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:
•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.
          Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.
          The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us or our subsidiaries in the ordinary course of business.
          We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
          The securities may or may not be listed on a national securities exchange. In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.
LEGAL MATTERS
          The validity of the shares offered by this prospectus has been passed upon by Trombly Business Law, PC.

EXPERTS
          The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been incorporated in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.
          This prospectus is part of a Registration Statement that we filed with the SEC. The Registration Statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the Registration Statement from the SEC at the address listed above or from the SEC’s Internet site.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the sale of all the shares covered by this prospectus:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2009;

(2)	Our Current Reports on Form 8-K filed since December 31, 2009, including those dated January 5, 2010 and April 20, 2010; and

(3)	Our Definitive Proxy Statement on Form 14A filed on April 16, 2010.

          In addition, all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement as well as all such documents that we file with the SEC after the date of this prospectus and before the termination of the offering of our securities shall be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
          You may request a copy of these documents, which will be provided to you at no cost, by writing us or calling us using the following contact information:
World Energy Solutions, Inc.
446 Main Street
Worcester, Massachusetts 01608
Attention: Investor Relations
508-459-8100